Exhibit 4

JOINDER AGREEMENT

TO

INVESTOR RIGHTS AGREEMENT

THIS JOINDER AGREEMENT (this “Joinder Agreement”) forms part of the Investor Rights Agreement, dated as of March 1, 2004 (the “Investor Rights Agreement”), by and among QUOTESMITH.COM, INC., a Delaware corporation, ZIONS BANCORPORATION, a Utah corporation, Robert S. Bland and William V. Thoms.  The undersigned hereby acknowledges having received a copy of the Investor Rights Agreement (which is annexed hereto as Schedule I) and having read the Investor Rights Agreement in its entirety, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agrees that the terms and conditions of the Investor Rights Agreement shall be binding upon the undersigned as if the undersigned were an “Identified Stockholder” as defined in the Investor Rights Agreement and such terms and conditions shall inure to the benefit of and be binding upon the undersigned, the other parties to the Investor Rights Agreement and their respective successors, assigns, estates, beneficiaries, heirs, trusts and legal representatives.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the 7th day of May, 2004.

Name:

Schedule I